Exhibit 99.1
What if we could plant a seed and grow energy? We Can and We Are! November 2008 The following is an excerpt from an article by Bryan Sims in the Dec 2008 edition of Ethanol Producer Magazine. Lower Corn Prices Should Translate Into Sustainable Operations Current ethanol producers have seen how the rise and fall of corn prices, especially brought on by late spring flooding in the Midwest, can affect their operations and ultimately their bottom lines. In July, corn prices skyrocketed to all-time highs, hovering at or above $8 per bushel. Unfortunately, some ethanol producers are still locked in at those high prices. Following this brief spike, corn prices then hit some of the lowest levels of the year, selling at or under $4 per bushel on the Chicago Board of Trade, down nearly 50 percent from midsummer. Plus, these ethanol plants can hedge against futures contracts heading into winter. At press time, corn futures for December rose 15.5 cents, or 3.8 percent, to $4.18 per bushel, according to CBOT. In this issue’s list, three plants completed construction: Bridgeport Ethanol LLC, a 50 MMgy plant in Bridgeport, Neb.; Southwest Georgia Ethanol LLC, a 100 MMgy facility in Camilla, Ga.; and Poet Biorefining-Marion, a 68 MMgy plant in Marion, Ohio. On a positive note, this drastic downswing in corn prices may be a benefit for plants now coming on line, equaling healthy profit margins during the first few months of operation. Plus, these ethanol plants can hedge against futures contracts heading into winter. Southwest Georgia Ethanol, the southeastern most U.S. operating plant, began grinding its first batch of corn Oct. 10. It began receiving corn Sept. 12, followed by a 90-car unit train that brought more than 300,000 bushels of corn on-site Sept. 21. “Our board, management team and employees have put in a tremendous amount of hours assembling all the pieces of this jigsaw puzzle,” said Murray Campbell, chief executive officer of First United Ethanol LLC, which owns the plant. “Projects this size don’t happen overnight. It takes a commitment from stockholders and supporters to see them through.” Grand Opening Ceremony and Site Tour Friday, December 12th 2 p.m. 4433 Lewis B. Collins Road Pelham, Georgia For the safety of our stockholders and employees, this event is limited to stockholders only. Please bring this newsletter with you to registration the day of the event. All attendees must wear closed-toe shoes. RSVP before December 1, 2008 at 229-522-2822 or info@firstunitedethanol.com

FUEL FACTS *a publication of First United Ethanol, LLC for its investors*

November 2008



Southwest Georgia Ethanol, LLC, a FUEL company, has sold over 7500 tons of dried distillers grains to local farmers and customers as well as shipped ddgs by rail. The market is currently strong for our product which is being fed to cattle, hogs and chickens. Since our top priority is producing a quality product that has consistent value, the corn used to produce the feed is checked for alflatoxin on site for local deliveries or by the USDA for rail corn. Loads over 20ppb are refused. We consistently test the feed product to ensure that the quality remains the same for all loads.

To purchase dried distillers grains, call: **229-522-2822**
Brad Kusterman x210   Taylor Kusterman x213
First United Ethanol, LLC
Joe Squires 843-987-7266
Palmetto Grain

Unit Transfers

First United Ethanol, LLC ("FUEL") is operating a bulletin board matching service on its website that complies with our Operating Agreement as well as the securities and tax laws governing transfers of units. This qualified matching service allows willing sellers and buyers to post offers to buy or sell units. FUEL will not facilitate any trades but will provide the bulletin board matching service. We have provided all the information you will need to understand this process on our website at www.firstunitedethanol.com. On the home page, select "Investor Relations" and then select "Unit Transfers." It is not necessary to post your units in order to sell them. If a buyer and seller come to terms for a transfer outside of the qualified matching service, the parties contact FUEL and complete a Unit Transfer Application. Members wanting to distribute their units with no exchange of money will also use the Unit Transfer Application. All transfers are governed by securities and tax laws and must be approved by the Board of Directors. Alicia Shirah, Director of Communications, will handle all unit transfers and can answer any questions regarding the process. She can be reached at 229-522-2822 x205 or Alicia@firstunitedethanol.com.

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

fuel

a P.O. Box 386
Camilla, Georgia 31730

p 229.522.2822
f 229.522.2824

w www.firstunitedethanol.com

You can view this newsletter online at *www.firstunitedethanol.com*

If you have questions or concerns, you can e-mail us at *info@firstunitedethanol.com*